LOCKUP, CONVERSION, AND ADDITIONAL INVESTMENT AGREEMENT

Addendum to the Transaction Documents Dated October 7, 2016

This Lockup, Conversion, and Additional Investment Agreement, dated October 23, 2017 (this “Agreement”), is by and between Blink Charging Co. (f/k/a Car Charging Group, Inc.), a Nevada corporation (the “Issuer”) and JMJ Financial (the “Investor”) (referred to collectively herein as the “Parties”).

WHEREAS, the Issuer and the Investor entered into a Securities Purchase Agreement Document SPA-10052016 (the “SPA”) dated as of October 2016, pursuant to which the Issuer issued to the Investor a Promissory Note (the “Note”), a Warrant, and Origination Shares (all capitalized terms not otherwise defined herein shall have the meanings given such terms in the SPA);

WHEREAS, the Issuer wishes to have the Investor enter into a Lock-Up Letter Agreement effective upon closing of the Public Offering;

WHEREAS, the Issuer requests that the Investor invest an additional $949,900 into the Issuer, with the Investor paying to the Issuer, within five business days after the date of this Agreement, the remaining $949,900 of Consideration under the Note (the “Remaining Payment”);

WHEREAS, the Issuer has been in default on repayment of the Note since February 2017;

WHEREAS, the Issuer has had at least ten events of defaults under the Note, including the Issuer’s failure to repay the Note by February 2017;

WHEREAS, the Investor has abstained from issuing a default notice to the Issuer in order to settle the matter amicably and to assist the Issuer in moving forward with its plans and Public Offering;

WHEREAS, under the terms of the Note, the Mandatory Default Amount, calculated as set forth in the Transaction Documents dated October 2016, would be over $12 million;

WHEREAS, the Investor will agree to settle the $12 million Mandatory Default Amount for a small fraction of that amount as a gesture of good faith;

WHEREAS, the Issuer has issued nine separate common stock purchase warrants and the Issuer will issue another common stock purchase warrant to the Investor at the time of the Remaining Payment (all such warrants, including the warrant to be issued at the time of the Remaining Payment, plus the Warrant, all as previously amended, hereafter referred to as the “Warrants”);

WHEREAS, the Issuer wishes to eliminate the Warrants and have the Investor exchange the Warrants for shares of Common Stock of the Issuer upon closing of the Public Offering; and

WHEREAS, the Investor will agree to a lockup for six months from the time of the Public Offering.

NOW, THEREFORE, the Issuer and the Investor agree as follows:

1. Additional Investment. The Investor shall invest an additional $949,900 into the Issuer by paying the Issuer the remaining $949,900 of Consideration under the Note within five business days after the date of this Agreement.

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2. Options Upon Closing of the Public Offering. Provided that (i) the Issuer closes on the Public Offering by December 15, 2017, and (ii) no additional event of default or breach of the Transaction Documents occurs between the date of this Agreement and the close of the Public Offering, the Issuer shall have the following two options for settling the Note, securing a lockup agreement from the Investor, and exchanging the Warrants for shares of common stock. For the avoidance of doubt, the option chosen shall be at the sole discretion of the company and shall be made within two (2) business days of the closing of the Public Offering with any cash payments being made and all shares being issued within five (5) business days of the closing of the Public Offering.

A. Repayment and Conversion Option A

i Cash Payment. Within three trading days after closing of the Public Offering, the Issuer shall pay the Investor $2 million of the Note balance in cash by wire transfer of immediately available funds.

ii. Mandatory Default Amount. The Investor agrees to waive most of the $12 million Mandatory Default Amount otherwise payable under the Note at a small fraction of the amount due in exchange for a settlement payment of $1,100,000 that the Issuer agrees to pay in shares of common stock of the Issuer (“Settlement Shares”).

iii. Warrants. All of the Warrants shall be exchanged for an identical dollar amount of shares of common stock of the Issuer (“Warrant Shares”).

iv. Note Balance. The balance on the Note after the $2 million cash payment (but before applying any damages or fees for defaults) shall be payable in shares of common stock of the Issuer (“Note Balance Shares”).

v. Lockup Fee. The Issuer agrees to pay the Investor a lockup fee of $250,000 payable in shares of common stock of the Issuer (“Lockup Shares”) as consideration for the Investor entering into a lockup agreement, not to exceed six months, that will be effective upon closing of the Public Offering.

vi. Defaults. The Issuer agrees to pay to the Investor $750,000 in shares of common stock of the Issuer (“Default Shares”) as fees for the numerous events of default under the SPA, the Note, and related Transaction Documents.

vii. Share Delivery and Pricing. The number of Settlement Shares, Warrant Shares, Note Balance Shares, Lockup Shares, Origination Shares, and Default Shares (collectively, “Investor Shares”) deliverable to the Investor, and the time for delivery of the Investor Shares, shall be determined in accordance with the pricing formula and delivery deadlines set forth in Section 1.3 of the SPA as if such Investor Shares were Origination Shares. All Origination Shares remain due and payable as set forth in the SPA and, for the avoidance of doubt, all of the shares deliverable to the Investor under this Option A are in addition to the Origination Shares due to the Investor under the SPA.

viii. Investor Shares Beneficial Ownership Limitation. Unless otherwise agreed by both Parties, at no time will the Issuer issue to the Investor such number of Investor Shares that would result in the Investor owning more than 9.99% of the number of shares of common stock outstanding of the Issuer immediately after giving effect to the issuance of the Investor Shares (the “Beneficial Ownership Limitation”). In the event that the number of Investor Shares deliverable to the Investor would cause the Investor to exceed the Beneficial Ownership Limitation, the Issuer shall deliver to the Investor such lesser number of Investor Shares the Investor requests that would result in the Investor owning less than the Beneficial Ownership Limitation and the Issuer shall deliver to the Investor the remaining number of Investor Shares at such time as the Investor notifies the Issuer that delivery of such remaining Investor Shares would not cause the Investor to exceed the Beneficial Ownership Limitation.

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B. Repayment and Conversion Option B

i No Cash Payment. The Issuer shall not pay to the Investor any part of the Note balance in cash at the closing of the Public Offering.

ii. Mandatory Default Amount. The Investor agrees to waive most of the $12 million Mandatory Default Amount otherwise payable under the Note at a small fraction of the amount due in exchange for a settlement payment of $2,100,000 that the Issuer agrees to pay in shares of common stock of the Issuer (“Settlement Shares”).

iii. Warrants. All of the Warrants shall be exchanged for an identical dollar amount of shares of common stock of the Issuer (“Warrant Shares”).

iv. Note Balance. The balance on the Note with no cash payment at closing of the Public Offering (before applying any damages or fees for defaults) shall be payable in shares of common stock of the Issuer (“Note Balance Shares”).

v. Lockup Fee. The Issuer agrees to pay the Investor a lockup fee of $250,000 payable in shares of common stock of the Issuer (“Lockup Shares”) as consideration for the Investor entering into a lockup agreement, not to exceed six months, that will be effective upon closing of the Public Offering.

vi. Defaults. The Issuer agrees to pay to the Investor $750,000 in shares of common stock of the Issuer (“Default Shares”) as fees for the numerous events of default under the SPA, the Note, and related Transaction Documents.

vii. Share Delivery and Pricing. The number of Settlement Shares, Warrant Shares, Note Balance Shares, Lockup Shares, Origination Shares, and Default Shares (collectively, “Investor Shares”) deliverable to the Investor, and the time for delivery of the Investor Shares, shall be determined in accordance with the pricing formula and delivery deadlines set forth in Section 1.3 of the SPA as if such Investor Shares were Origination Shares. All Origination Shares remain due and payable as set forth in the SPA and, for the avoidance of doubt, all of the shares deliverable to the Investor under this Option B are in addition to the Origination Shares due to the Investor under the SPA.

viii. Investor Shares Beneficial Ownership Limitation. Unless otherwise agreed by both Parties, at no time will the Issuer issue to the Investor such number of Investor Shares that would result in the Investor owning more than 9.99% of the number of shares of common stock outstanding of the Issuer immediately after giving effect to the issuance of the Investor Shares (the “Beneficial Ownership Limitation”). In the event that the number of Investor Shares deliverable to the Investor would cause the Investor to exceed the Beneficial Ownership Limitation, the Issuer shall deliver to the Investor such lesser number of Investor Shares the Investor requests that would result in the Investor owning less than the Beneficial Ownership Limitation and the Issuer shall deliver to the Investor the remaining number of Investor Shares at such time as the Investor notifies the Issuer that delivery of such remaining Investor Shares would not cause the Investor to exceed the Beneficial Ownership Limitation.

3. Investor’s Election for Preferred Stock. At the Investor’s election at any time prior to closing of the Public Offering, the Issuer shall create, within five (5) business days after the Investor’s election, a series of convertible preferred stock to address the Beneficial Ownership Limitation on Investor Shares. The Issuer shall cooperate with the Investor in drafting the terms of the series of convertible preferred stock, and in exchanging the Investor Shares for shares of the newly created series of convertible preferred stock, so as to accomplish the objectives of this paragraph. The Issuer shall reserve for this purpose, until such time as the Investor’s right to elect expires, 10,000,000 authorized and undesignated shares of the Issuer’s $0.001 par value preferred stock.

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4. Investor’s Right to Participate in the Public Offering and Subsequent Financings. Investor shall have the right, at its election, to invest up to $5 million in the Public Offering, and up to $5 million in each of the Issuer’s subsequent financings during the two year period after the Public Offering, on the same terms as the best terms, as determined by the Investor, provided to any investor in the Public Offering or in any such subsequent financing.

5. Extension of Maturity Date. In the sentence in the Note (as previously amended) that states “The Maturity Date is the earlier of September 21, 2017 or the third business day after the closing of the Public Offering,” the date of September 21, 2017 shall be replaced with the date of December 15, 2017.

6. Extension of Origination Shares Dates. The references to the date of September 21, 2017 in Sections 1.3.1 and 1.3.2 of the SPA (as previously amended) shall be replaced with the date of December 15, 2017.

7. Conditional Waiver of Default. The Investor conditionally waives the defaults for the Issuer’s failure to meet the original and previously amended Maturity Dates of the Note and delivery dates for the Origination Shares, but the Investor does not waive any damages, fees, penalties, liquidated damages, or other amounts or remedies otherwise resulting from such defaults (which damages, fees, penalties, liquidated damages, or other amounts or remedies the Investor may choose in the future to assess, apply or pursue in its sole discretion) and the Investor’s conditional waiver is conditioned on the Issuer’s not being in default of and not breaching any term of the Note or the SPA or any other Transaction Documents at any time subsequent to the date of this Amendment (if the Issuer triggers an event of default or breaches any term of the Note, the SPA, or the Transaction Documents at any time subsequent to the date of this Amendment, the Investor may issue a notice of default for the Issuer’s failure to meet the original Maturity Date of the Note and delivery date of the Origination Shares).

8. Letter Agreement with Transfer Agent. In a letter dated October 7, 2016 (the “Letter”), the Issuer irrevocably authorized and instructed Worldwide Stock Transfer, LLC (“Worldwide”) to reserve shares of common stock of the Issuer for issuance upon conversion of the Note and upon exercise of the Warrant and to issue shares to the Investor upon Worldwide’s receipt from the Investor of a Conversion Notice or Exercise Notice. The Issuer agrees and hereby directs, for Worldwide to rely upon, that the Letter also shall apply to the Issuer’s obligation to issue Investor Shares, such that the share reserve also may be used for requests from the Investor of Investor Shares and Worldwide hereby is irrevocably authorized and instructed to issue Investor Shares to the Investor upon Worldwide’s receipt from the Investor of a request for Investor Shares.

9. All Other Terms Remain in Full Force and Effect. All other terms and conditions of the Transaction Documents, including all Warrants and all amendments to such Transaction Documents, remain in full force and effect. The terms of this Agreement do not terminate or relieve the Issuer of its obligation to perform or forbear from performing under any term of the Transaction Documents that is meant to survive after the closing of the Public Offering or that does not expressly provide for its termination upon closing of the Public Offering.

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Please indicate acceptance and approval of this Agreement by signing below:

Michael J. Calise	JMJ Financial
Blink Charging Co. (f/k/a Car Charging Group, Inc.)	Its Principal
Chief Executive Officer

[Lockup, Conversion, and Additional Investment Agreement Signature Page]

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